Exhibit 99.1

MEDIA & INVESTOR INQUIRIES:

Darcie M. Brossart

(214) 863-1335

dbrossart@wyndham.com

WYNDHAM INTERNATIONAL STOCKHOLDERS APPROVE

MERGER WITH AN AFFILIATE OF THE BLACKSTONE GROUP

DALLAS (Aug. 11, 2005) - Wyndham International, Inc. (AMEX: WBR) (the “Company”) announced that its stockholders have adopted the Agreement and Plan of Merger, dated as of June 14, 2005, among Wyndham and affiliates of The Blackstone Group at its annual stockholders meeting today. The Company expects the Blackstone merger to close next week, subject to the satisfaction or waiver of all the conditions set forth in the Blackstone merger agreement.

Under the terms of the Blackstone merger agreement, the Company’s common stockholders will receive $1.15 in cash, without interest. The holders of shares of Series A and Series B Preferred Stock will receive $72.17 per share in cash, without interest.

In addition, the stockholders of the Company adopted the Recapitalization and Merger Agreement, dated as of April 14, 2005, among Wyndham and certain investors in the Company’s Series B Preferred Stock, pursuant to which all outstanding shares of Series A and Series B Preferred Stock would be converted into common stock and the existing common stockholders would continue to hold shares of common stock. The recapitalization merger will only occur if the Blackstone merger is not consummated.

Other actions taken at the annual meeting included the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Cautionary Statement:

This release contains statements about expected future events that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company’s expectations regarding the closing of the Blackstone merger and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in the forward-looking statements contained in this document because of a variety of factors, including a significant change in the timing of, or the imposition of any government conditions or legal impediments to, the closing of the Blackstone merger or the failure of the Blackstone affiliate parties or the Company to satisfy conditions to the closing of the Blackstone merger that are set forth in the Blackstone merger agreement. Additional factors that may affect the future results of the Company are set forth in the Company’s filings with the SEC, which are available at www.wyndham.com.

###